NEWS RELEASE

Contacts:	SunTrust Banks, Inc. Mike McCoy (404) 588-7230 Michael.mccoy@suntrust.com	Symcor Sandra de Souza (905) 273-1096 ssdesouza@symcor.com

For Immediate Release
April 17, 2008

Symcor Inc. To Provide Check, Payment and Statement Processing Services for SunTrust Banks,
Inc.

Toronto and Atlanta — Symcor Inc., a North American leader in payment financial transaction processing and SunTrust Banks, Inc. (NYSE: STI) one of the largest financial institutions in the United States, today announced they have signed an agreement under which a significant portion of SunTrust’s back-office banking operations will be outsourced to Symcor.

Under the terms of the 10-year agreement, Symcor will handle SunTrust’s check clearing, lockbox processing and statement production.

“Partnering with Symcor – a recognized leader in providing these services to financial institutions – allows us to focus our investments on high-growth businesses while delivering the high-quality service our customers expect,” said Tim Sullivan, SunTrust Chief Information Officer. “This transaction fits in with our long-term priorities of balancing operating efficiencies with making it faster and easier for our clients to do business with SunTrust and ensuring they continue to benefit from the latest technology.”

“Symcor is extremely excited about this expanded relationship with SunTrust,” said Ed Kilroy, Symcor’s Chief Executive Officer. “Leading financial institutions are making strategic decisions such as this, as they look to better position themselves for the future. With the addition of SunTrust, Symcor will now provide these services to five of the top 15 banks headquartered in North America, and this trend is expected to continue in the future.”

Mr. Sullivan noted the transaction will be “largely transparent to SunTrust clients” and that the vast majority of SunTrust employees currently performing these duties will be transferred to Symcor on August 1, 2008. Affected employees are located in Baltimore, Richmond, Durham, Nashville, Memphis, Atlanta, Orlando, and Miami. Symcor will also purchase or lease the SunTrust operational facilities in those locations. Financial terms of the agreement were not disclosed.

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“Symcor is ideally positioned to deliver these services to SunTrust,” said Mike Thomas, Symcor’s Senior Vice President and General Manager, U.S. Business. “We have made significant investments so that our clients have access to new technologies without having to invest in these capabilities themselves.”

This agreement considerably expands Symcor’s U.S. operations, which currently include locations in Chicago, Atlanta, Orlando, Charlotte and Los Angeles, and increases the company’s ability to serve its growing customer base. “We’re looking forward to welcoming our new employees to the Symcor team,” added Mr. Thomas. “They are the foundation of our commitment to servicing premier financial institutions in the U.S.”

SunTrust was advised in this transaction by TPI, the largest sourcing data and advisory firm in the world, and a unit of Information Services Group, Inc. (ISG) (NASDAQ:III).

About SunTrust Banks, Inc.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2007, SunTrust had total assets of $179.6 billion and total deposits of $117.8 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com.

About Symcor

Symcor Inc. is one of North America’s largest financial processing companies, providing the infrastructure services for transactions involving checks, lockboxes and credit cards, as well as statement-to-payment services. Symcor’s common-platform processing solutions bridge the paper and electronic environments, enabling customers to cost-effectively streamline operations. Employees across our North American operation are dedicated to helping our customers achieve success in their markets. Corporate offices are located in Toronto, Canada and Atlanta, Georgia. For more information, see http://www.symcor.com.